MD TECHNOLOGIES INC.

620 Florida St.

Baton Rouge, La. 70801

(225) 343-7169

Date: April 10, 2006

Ecare India Private Limited

C/O Deepak Sanghi and Richa Sanghi

B.R.Complex

2nd Floor

27-28 Woods Road

Chennai -- 600 002. India

Re: Letter of Intent for the Acquisition of a [CONFIDENTIAL TREATMENT REQUESTED] interest in ECARE INDIA PRIVATE LIMITED by MD Technologies Inc.

Dear Mr. and Mrs. Sanghi:

1. The Transaction. This letter confirms our agreement in principle that Deepak and Richa Sanghi the owners of ECARE INDIA PRIVATE LIMITED ("ECARE", the "Company" or the "Seller") shall sell or cause to be sold to MD Technologies Inc. (the "Purchaser" or "MDTO")), [CONFIDENTIAL TREATMENT REQUESTED] interest in the equity of the the Company (the "Transaction"). The structure of the Transaction will be a stock purchase. The Transaction shall also include the granting of an exclusive North American marketing and distribution agreement between ECARE and MD Technologies Inc.except in the states of [CONFIDENTIAL TREATMENT REQUESTED] (hereinafter called "Specified States") wherein MDTO shall not hold an "exclusive" marketing and distribution agreement. MD Technologies Inc. agrees to promote and market the services of ECARE in North America including in the Specified States for a royalty fee equal to [CONFIDENTIAL TREATMENT REQUESTED] from all incremental North American revenues generated by ECARE after the execution of the marketing and distribution agreement in North America, except for in the Specified States wherein the royalty shall be paid only on contracts secured for ECARE with the assistance of MDTO. Any business generated by ECARE in the Specified States without the assistance of MDTO shall not be burdened by a royalty payable to MDTO. This exclusivity will be for a period of [CONFIDENTIAL TREATMENT REQUESTED] from the date of execution of the transaction and can be renewed based on the performance. ECARE shall have the right, in its absolute discretion, to decline to enter into contract(s) with any potential customer(s) developed by MDTO. Should ECARE decline to enter into a contract with potential customer(s) developed by MDTO, MDTO shall be free to refer that cutomer to another company which may be a competitor of ECARE.

2. Purchase Price. The purchase price and other items of consideration shall be paid as follows:

(a) Cash. The total purchase price for the Transaction shall be a cash payment equal to $[CONFIDENTIAL TREATMENT REQUESTED] US.

    Stock Options. In addition to the cash Purchase Price, Purchaser shall caused to be issued stock and stock options to the owners of Seller in the proportion chosen by them on the following schedule:

[CONFIDENTIAL TREATMENT REQUESTED].

[CONFIDENTIAL TREATMENT REQUESTED]

The stock which issued pursuant to this transaction and the stock which may be issued as a result of the options granted pursuant to this transaction shall be restricted for a period of 12 months from issuance.

  Definitive Agreement; Closing. The Purchaser and the Seller shall negotiate in good faith to execute definitive purchase agreement, shareholder agreement and marketing and distribution agreement, all containing terms consistent with the terms of this letter as well as customary covenants, representations and warranties, closing conditions, provisions for indemnification and survival and other customary terms ("Definitive Agreements"). Purchaser's counsel shall draft the Definitive Agreements and other agreements necessary to consummate the Transaction. The Definitive Agreements and all other such agreements must be satisfactory to the parties to such agreements. The parties will use their best efforts to proceed expeditiously to consummate the Transaction. The Purchaser and Ecare shall take all steps to ensure the closing will take place on or before September 30, 2006. By mutual consent alone, the Purchaser and Ecare shall have the ability to extend the closing for up to 90 days. The perties hereto further specify and agree that the respective interests in Ecare which each party will own after the contemplated transaction is completed may be transferred by them freely without the necessity of obtaining the other's consent as follows:

    By Deepak and Richa Sanghi, to a company/entity owned or controlled by member(s) of their family.

    By MDTO to a subsidiary of MDTO or to an entity that purchases the assets of MDTO.

4. Conditions Precedent. In addition to the other terms and conditions set forth in this letter, the Purchaser's obligation to proceed is conditional upon:

    registration of ECARE to do business in the United States of America, specifically in the States of Florida and Louisiana.

    the election of a nominee from MD Technologies Inc. to the Board of Directors of ECARE.

    the completion of financial, business and legal due diligence investigations by the Purchaser and its advisors of the financial condition, operating results, business, prospects and material business relationships of the Company, the results of which investigations shall be satisfactory to the Purchaser in its sole discretion;

    Purchaser securing sufficient financing, in its sole discretion, to consumate the contemplated Transaction;

    the receipt of all material third party and all governmental consents and approvals necessary for the consummation of all transactions contemplated herein, or any necessary modifications of third party agreements, all without any material expense to the Purchaser;

    the absence of any material adverse change since March 10, 2006 in the Company's businesses, assets, financial condition, operating results, customer, supplier and employee relations, or business prospects, with the exception that the parties agree and recognize that Ecare will restate its capital accounts in order to more accurately reflect the investment of MDTO; and

    aproval of the Transaction by the Board of Directors of MD Technologies Inc.

5. Conduct of Business. During the period from the date hereof through the closing (or the abandonment of the Transaction as provided herein), Seller will cause the Company to:

    conduct its businesses in substantially the same manner as it has been regularly conducted;

    use reasonable best efforts (i) to maintain the Company's businesses and employees, customers, assets, suppliers, licenses and operations as an ongoing business in accordance with past custom and practice;

    not enter into any transaction other than in the ordinary course of business or any transaction which is not at arms-length with unaffiliated persons or entities; and

6. Access. Seller shall use reasonable efforts to make available all information (financial or otherwise) reasonably requested by or on behalf of the Purchaser and its representatives in connection with our due diligence review of the Company, including at all reasonable times and upon reasonable notice, access to the Company's books, records, facilities, properties, officers, key employees, accountants and representatives. The Purchaser will use reasonable efforts to minimize any disruption to the Company's businesses in connection with its due diligence efforts.

7. Confidentiality.

(a) The Purchaser shall use reasonable efforts to maintain, and shall cause its employees and agents to use reasonable efforts to maintain, any confidential information received from the Company as confidential and shall use reasonable efforts to protect the same from misuse, espionage, loss or theft. The Purchaser shall not, and shall cause its employees and agents not to, disclose or use such confidential information at any time or in any manner other than in connection with its evaluation of the Transaction contemplated herein.

(b) Notwithstanding the other provisions stated herein, the Purchaser and its employees and agents shall not be required to maintain information as confidential if the information:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party which constitutes a breach of this paragraph 7, generally known or available to the public;

(ii) is known to the receiving party at the time of disclosure of such information;

(iii) is hereafter furnished to the receiving party by a third party, who to the knowledge of the receiving party is not under obligations of confidentiality to the Company, without restriction on disclosure;

(iv) is made public by the disclosing party;

(v) is disclosed with the written approval of the disclosing party; or

(vi) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding involving the disclosing party and the receiving party, provided that such disclosure shall be limited to the extent so required and the receiving party shall give the disclosing party notice of its intent to so disclose such information and cooperate with the disclosing party in seeking suitable confidentiality protections.

8. Expenses. Each party will pay (and hold the other parties harmless from) all of his or its respective expenses incurred in connection with the Transaction; provided that this provision shall not limit any party's right to include expenses in any claim for damages against any other party who breaches any legally binding provision of this letter.

9. Exclusivity.

(a) You acknowledge that the Purchaser will devote substantial time and incur out-of-pocket expenses (including attorneys', accountants' and consultants' fees and expenses) in connection with conducting business, financial and legal due diligence investigations of the Company, drafting and negotiating this letter, the Definitive Agreement and related documents, arranging financing, obtaining third party consents and other related expenses (collectively, "Acquisition Expenses"). To induce the Purchaser to incur Acquisition Expenses, you agree that from and after the signing date of this letter until the earlier of (i) the Final Date, or (ii) the date upon which the Purchaser notifies you in writing that it no longer wishes to pursue the Transaction (the "Exclusivity Period"), you shall not, nor shall you permit any of your officers, directors, agents or affiliates to: (A) enter into any written or oral agreement or understanding with any person or entity (other than the Purchaser) regarding Another Transaction (as defined below); (B) enter into or continue any negotiations or discussions with any person or entity (other than the Purchaser) regarding the possibility of Another Transaction; or (C) except as otherwise required by law, court order or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Company (including this letter and any other materials containing the Purchaser's proposal and any other financial information, projections or proposals regarding the Company) to any person or entity (other than to the Purchaser or its representatives) whom you know, or have reason to believe, would have any interest in participating in Another Transaction. The Purchaser will promptly notify you of its decision to no longer pursue the Transaction pursuant to clause (ii) above. As used herein, the term "Another Transaction" means the sale (whether by sale of stock, merger, consolidation or other disposition) of all or any part of the Company or any material portion of its assets or issued or unissued capital stock.

(b) You hereby represent to the Purchaser that you are not bound to negotiate Another Transaction with any other person or entity and that your execution of this letter does not violate any agreement to which you are bound or to which any of the assets of the Company are subject.

10. Press Release. Prior to the closing and except as may otherwise by required by law, the timing and content of all press releases and other public announcements and all announcements to the Company's customers, suppliers, licensors or employees relating to the Transaction will be determined jointly by the Purchaser and Seller.

11. Binding Effect; Counterparts. Except for paragraphs 5 through 11 hereof (which are binding), this letter is intended to be a non-binding expression of mutual intent between the parties hereto. Notwithstanding any negotiations and statements made in this letter or made after the execution of this letter, no party shall be deemed to be legally obligated to proceed with the purchase and sale of the Company contemplated by this letter until the Definitive Agreement is executed and delivered. Paragraphs 5 and 6 shall cease to be effective at the end of the Exclusivity Period. Paragraphs 7, 8, 10, 11 and shall continue to be binding on the parties notwithstanding any abandonment of the Transaction or expiration of the Exclusivity Period. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

12. The parties recognize that in the event of a dispute between them, the law of the place which obtains jurisdiction over the dispute, including the conflict of laws rules of such jurisdiction, will control.

If you are in agreement with the terms of this letter, please sign in the space provided below and return a signed copy. We will then immediately proceed toward a rapid closing. We appreciate this chance to work with you and are confident this transaction will prove mutually beneficial and rewarding.

Very truly yours,

MD Technologies Inc.

By:_________________________

Agreed and accepted:

ECARE INDIA PRIVATE LIMITED

By: __________________________ By: ___________________________

Deepak Sanghi Richa Sanghi

Date: _____________ Date: ____________